UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2012

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on December 19, 2012, Diane Adams, Executive Vice President of Culture and Talent, will be leaving the Company. On December 28, 2012, the Company and Ms. Adams entered into a separation agreement. Pursuant to the terms of the separation agreement, Ms. Adams’ employment will terminate on January 19, 2013 and will be treated as a termination without cause for purposes of calculating severance and benefits. A termination without cause under her existing employment agreement provides for (i) a cash payment of one times annual salary plus target bonus, (ii) one year of continued health benefits and (iii) partial accelerated vesting of equity awards (i.e., vesting of any awards that would vest during the next year plus a pro rata amount of one additional unvested tranche, subject to satisfaction of any applicable performance conditions). In addition, Ms. Adams will remain eligible for a performance-based retention bonus, depending on the outcome of performance conditions measured as of December 31, 2012. The separation agreement also provides that if a change in control were to occur within 12 months of the date of the agreement, Ms. Adams would be entitled to (i) two times annual salary plus target bonus (rather than one times) and (ii) accelerated vesting of all unvested equity awards. Ms. Adams has agreed to noncompetition and nonsolicitation covenants for a period of 12 months from her termination date. The separation agreement contains a release of claims and a cooperation covenant from Ms. Adams and a mutual nondisparagement clause. The foregoing summary of the separation agreement does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the actual agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of December 28, 2012, between Allscripts Healthcare Solutions, Inc. and Diane Adams

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: December 28, 2012

	By:	/s/ Rick Poulton
Rick Poulton Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated as of December 28, 2012, between Allscripts Healthcare Solutions, Inc. and Diane Adams